Exhibit 6.2

First Colebrook Bancorp, Inc.

2015 STOCK INCENTIVE PLAN

(Established effective as of June 22, 2015)

1.           Establishment, Purpose and Term of Plan.

1.1          Establishment. The First Colebrook Bancorp, Inc. 2015 Stock Incentive Plan (the “Plan”) is hereby established effective as of June 22, 2015.

1.2          Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract and retain persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group.

1.3          Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Equity Incentive Awards granted under the Plan have lapsed. However, all Equity Incentive Awards shall be granted, if at all, within ten (10) years from the earlier of the date the Plan is adopted by the Board or the date the Plan is duly approved by the stockholders of the Bank Holding Company.

2.           Definitions and Construction.

2.1          Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a)          “Board” means the Board of Directors of the Bank Holding Company. If one or more Committees have been appointed by the Board to administer the Plan, “Board” also means such Committee(s).

(b)          “Cause” shall mean any of the following: (i) the Grantee’s theft of Participating Company Group property or falsification of any Participating Company Group documents or records; (ii) the Grantee’s improper use or disclosure of any of the Participating Company Group’s confidential or proprietary information; (iii) any action by the Grantee which has a detrimental effect on the Participating Company Group’s reputation or business; (iv) the Grantee’s failure or inability to perform for the Participating Company Group any reasonable assigned duties after written notice from the Participating Company Group of, and a reasonable opportunity to cure, such failure or inability; (v) any material breach by the Grantee of any employment agreement between the Grantee and the Participating Company Group, which breach is not cured pursuant to the terms of such agreement; or (vi) the Grantee’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Grantee’s ability to perform his or her duties with the Participating Company Group.

(c)          “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(d)          “Committee” means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

(e)          “Bank Holding Company” means First Colebrook Bancorp, Inc., a Delaware corporation, or any successor corporation thereto.

(f)          “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Bank Holding Company from offering or selling securities to such person pursuant to the Plan in reliance on either the exemption from registration provided by Rule 701 under the Securities Act or, if the Bank Holding Company is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, registration on a Form S-8 Registration Statement under the Securities Act.

(g)          “Director” means a member of the Board or of the board of directors of any other Participating Company.

(h)          “Disability” means the permanent and total disability of the Grantee within the meaning of Section 22(e)(3) of the Code.

(i)          “Employee” means any person treated as an employee (including an officer or a Director who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a Director nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan.

(j)          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)          “Equity Incentive Awards” means Options and Restricted Stock Awards granted under this Plan.

(l)          “Equity Incentive Award Agreements” means Option Agreements and Restricted Stock Agreements.

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(m)           “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Board, in its discretion, or by the Bank Holding Company, in its discretion, if such determination is expressly allocated to the Bank Holding Company herein, subject to the following:

(i)          If, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so quoted instead) as quoted on the Nasdaq National Market, The Nasdaq SmallCap Market or such other national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Bank Holding Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its discretion.

(ii)         If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Board in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

(n)          “Good Reason” shall mean any one or more of the following:

(i)          without the Grantee’s express written consent, the assignment to the Grantee of any duties, or any limitation of the Grantee’s responsibilities, substantially inconsistent with the Grantee’s positions, duties, responsibilities and status with the Participating Company Group immediately prior to the date of a Change in Control (as defined in Section 8 below);

(ii)         without the Grantee’s express written consent, the relocation of the principal place of the Grantee’s employment to a location that is more than fifty (50) miles from the Grantee’s principal place of employment immediately prior to the date of a Change in Control, or the imposition of travel requirements substantially more demanding of the Grantee than such travel requirements existing immediately prior to the date of a Change in Control;

(iii)        any failure by the Participating Company Group to pay, or any material reduction by the Participating Company Group of the Grantee’s base salary in effect immediately prior to the date of a Change in Control (unless reductions comparable in amount and duration are concurrently made for all other employees of the Participating Company Group with responsibilities, organizational level and title comparable to the Grantee’s); or

(iv)        any failure by the Participating Company Group to (1) continue to provide the Grantee with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the Participating Company Group then held by the Grantee, in any benefit or compensation plans and programs, including, but not limited to, the Participating Company Group’s life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which the Grantee was participating immediately prior to the date of the Change in Control, or their equivalent, or (2) provide the Grantee with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the Participating Company Group then held by the Grantee.

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(o)          “Grantee” means a person who has been granted one or more Options or Restricted Stock Awards.

(p)          “Incentive Stock Option” means an Option intended to be (as set forth in the Option Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(q)          “Insider” means an officer or a Director of the Bank Holding Company or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(r)          “Involuntary Transfer” means the death of a Grantee, or any Transfer, proceeding, order or action by or in which the Grantee shall be involuntarily deprived or divested of any right, title or interest in or to any Stock optioned or granted pursuant to an Equity Incentive Award, including, without limitation, any seizure under levy of attachment or execution, any Transfer in connection with bankruptcy (whether pursuant to the filing of a voluntary or an involuntary petition under the United States Bankruptcy Code or any modifications or revisions thereto) or other court proceeding to a debtor in possession, trustee in bankruptcy or receiver or other officer or agency, any Transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property, or any Transfer pursuant to a divorce or separation agreement or a final decree of a court in a divorce action.

(s)          “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Option Agreement) or which does not qualify as an Incentive Stock Option.

(t)          “Option” means a right to purchase Stock (subject to adjustment as provided in Section 4.2) pursuant to the terms and conditions of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(u)          “Option Agreement” means a written agreement between the Bank Holding Company and a Grantee setting forth the terms, conditions and restrictions of the Option granted to the Grantee and any shares acquired upon the exercise thereof. An Option Agreement may consist of a form of “Notice of Grant of Stock Option” and a form of “Stock Option Agreement” incorporated therein by reference, or such other form or forms as the Board may approve from time to time.

(v)          “Par Value” means the par value per share of Stock specified in the Bank Holding Company’s Articles of Agreement, as amended from time to time, as adjusted for stock splits and combinations.

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(w)           “Parent Corporation” means any present or future “parent corporation” of the Bank Holding Company, as defined in Section 424(e) of the Code.

(x)          “Participating Company” means the Bank Holding Company or any Parent Corporation or Subsidiary Corporation.

(y)          “Participating Company Group” means, at any point in time, all corporations collectively which are then Participating Companies; and unless otherwise expressly required by the context in which such term is used, any reference in this Plan to the “Participating Company Group” is intended to mean, and shall be construed as, a reference to each and every Participating Company in the Participating Company Group.

(z)          “Restricted Stock Award” means an award of Stock granted pursuant to the terms and conditions of the Plan.

(aa)         “Restricted Stock Agreement” means a written agreement between the Bank Holding Company and a Grantee setting forth the terms, conditions and restrictions of the Restricted Stock Award granted to the Grantee. A Restricted Stock Agreement shall consist of a form of “Restricted Stock Agreement” or such other form or forms as the Board may approve from time to time.

(bb)          “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(cc)         “Securities Act” means the Securities Act of 1933, as amended.

(dd)         “Service” means a Grantee’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. A Grantee’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Grantee renders Service to the Participating Company Group or a change in the Participating Company for which the Grantee renders such Service, provided that there is no interruption or termination of the Grantee’s Service. Furthermore, a Grantee’s Service with the Participating Company Group shall not be deemed to have terminated if the Grantee takes any military leave, sick leave, or other bona fide leave of absence approved by the Bank Holding Company; provided, however, that if any such leave exceeds three (3) months, on the first day of the fourth (4th) month of such leave the Grantee’s Service shall be deemed to have terminated unless the Grantee’s right to return to Service with the Participating Company Group is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Bank Holding Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Grantee’s Equity Incentive Award Agreement. The Grantee’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the corporation for which the Grantee performs Service ceasing to be a Participating Company. Subject to the foregoing, the Bank Holding Company, in its discretion, shall determine whether the Grantee’s Service has terminated and the effective date of such termination.

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(ee)         “Stock” means the Common Stock of the Bank Holding Company, as adjusted from time to time in accordance with Section 4.2.

(ff)         “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Bank Holding Company, as defined in Section 424(f) of the Code, including without limitation, Granite Bank, a New Hampshire-chartered commercial banking corporation.

(gg)         “Ten Percent Owner Grantee” means a Grantee who, at the time an Option is granted to the Grantee, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company within the meaning of Section 422(b)(6) of the Code.

(hh)         “Transfer” means (a) any sale, assignment or a transfer of any Option; (b) any sale, assignment or other transfer of Stock granted pursuant to an Equity Incentive Award; (c) any sale, assignment or transfer of an economic interest and/or a voting interest in an entity that, directly or indirectly, holds any such Option or Stock; or (d) any other direct or indirect, voluntary or involuntary, sale, assignment or transfer of any such Option or Stock or any interest therein.

(ii)         “Unvested Stock” means shares of Stock that have not become Vested Stock under the terms of this Plan and under the additional terms, if any, of the Equity Incentive Award Agreement pursuant to which such Stock was optioned or issued.

(jj)         “Vested Stock” means shares of Stock that are no longer subject to a substantial risk of forfeiture under the terms of this Plan and under the additional terms, if any, of the Equity Incentive Award Agreement pursuant to which such Stock was optioned or issued, as a result of vesting or the lapse of applicable forfeiture restrictions.

(kk)         “Termination After Change in Control” means either of the following events occurring within one year following a Change in Control:

(i)          termination by the Participating Company Group of the Grantee’s Service with the Participating Company Group for any reason other than for Cause; or

(ii)         the Grantee’s resignation for Good Reason from Service with the Participating Company Group within one hundred eighty (180) days following the event constituting Good Reason.

Notwithstanding any provision herein to the contrary, Termination After Change in Control shall not include any termination of the Grantee’s Service with the Participating Company Group which (1) is for Cause; (2) is a result of the Grantee’s death or Disability; (3) is a result of the Grantee’s voluntary termination of Service other than for Good Reason; or (4) occurs prior to the effectiveness of a Change in Control (and is not directly related to a Change in Control).

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2.2          Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.           Administration.

3.1          Administration by the Board. The Plan shall be administered by the Board. All questions of interpretation of the Plan or of any Equity Incentive Award shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Equity Incentive Award.

3.2          Authority of Officers. Any officer of a Participating Company shall have the authority to act on behalf of the Bank Holding Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Bank Holding Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3          Powers of the Board. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Board shall have the full and final power and authority, in its discretion:

(a)          to determine the persons to whom, and the time or times at which, Equity Incentive Awards shall be granted and the number of shares of Stock to be subject to each Equity Incentive Award;

(b)          to designate Options as Incentive Stock Options or Nonstatutory Stock Options;

(c)          to determine the Fair Market Value of shares of Stock or other property;

(d)          to determine the terms, conditions and restrictions applicable to each Equity Incentive Award (which need not be identical) and any shares acquired upon the grant or exercise thereof, including, without limitation, (i) the exercise price of the Option or the purchase price of the Stock granted pursuant to a Restricted Stock Award, (ii) the method of payment for shares purchased upon the grant of a Restricted Stock Award or upon the exercise of an Option, (iii) the method for satisfaction of any tax withholding obligation arising in connection with the Option, Restricted Stock Award or such shares, including by the withholding or delivery of shares of stock, (iv) the timing, terms and conditions of the exercisability of the Option or the vesting of any shares acquired upon the exercise of an Option or the grant of a Restricted Stock Award, (v) the time of the expiration of any Option, (vi) the effect of the Grantee’s termination of Service with the Participating Company Group on any of the foregoing, and (vii) all other terms, conditions and restrictions applicable to the Equity Incentive Award or shares issued thereunder not inconsistent with the terms of the Plan;

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(e)          to approve one or more forms of Option Agreement and Restricted Stock Agreement;

(f)          to amend, modify, extend, cancel or renew any Equity Incentive Award or to waive any restrictions or conditions applicable to any Equity Incentive Award or any shares acquired upon the grant or exercise thereof;

(g)          to accelerate, continue, extend or defer the exercisability of any Equity Incentive Award or the vesting of any shares acquired upon the grant or exercise thereof, including with respect to the period following a Grantee’s termination of Service with the Participating Company Group;

(h)          to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt supplements to, or alternative versions of, the Plan, including, without limitation, as the Board deems necessary or desirable to comply with the laws of, or to accommodate the tax policy or custom of, foreign jurisdictions whose citizens may be granted Equity Incentive Awards; and

(i)          to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Equity Incentive Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Equity Incentive Award as the Board may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

3.4          Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Bank Holding Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.5          Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Participating Company Group, members of the Board and any officers or employees of the Participating Company Group to whom authority to act for the Board or the Bank Holding Company is delegated shall be indemnified by the Bank Holding Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Bank Holding Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Bank Holding Company, in writing, the opportunity at its own expense to handle and defend the same.

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4.           Shares Subject to Plan.

4.1          Maximum Number of Shares Issuable under Plan; and as ISOs. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be Seventy Thousand (70,000) shares and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan through Incentive Stock Options shall be Seventy Thousand (70,000) shares (i.e. all shares issuable under the Plan may be issued through Incentive Stock Options). If an outstanding Option for any reason expires or is terminated or canceled or if shares of Stock are acquired upon the grant or exercise of an Equity Incentive Award subject to a Bank Holding Company repurchase option and are repurchased by the Bank Holding Company at the Grantee’s exercise price, the shares of Stock allocable to the unexercised portion of an Option or such repurchased shares of Stock shall again be available for issuance under the Plan.

4.2          Adjustments for Changes in Capital Structure. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Bank Holding Company, appropriate adjustments shall be made in the number and class of shares subject to the Plan and to any outstanding Options and in the exercise price per share of any outstanding Options. If a majority of the shares which are of the same class as the shares that are subject to outstanding Options are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event, as defined in Section 8.1) shares of another corporation (the “New Shares”), the Board may unilaterally amend the outstanding Options to provide that such Options are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Options shall be adjusted in a fair and equitable manner as determined by the Board, in its discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the exercise price of any Option be decreased to an amount less than the par value, if any, of the stock subject to the Option. The adjustments determined by the Board pursuant to this Section 4.2 shall be final, binding and conclusive.

5.           Eligibility and Equity Incentive Award Limitations.

5.1          Persons Eligible for Equity Incentive Awards. Equity Incentive Awards may be granted only to Employees, Consultants, and Directors. For purposes of the foregoing sentence, “Employees,” “Consultants” and “Directors” shall include prospective Employees, prospective Consultants and prospective Directors to whom Equity Incentive Awards are granted in connection with written offers of an employment or other service relationship with the Participating Company Group. Eligible persons may be granted more than one (1) Equity Incentive Award.

5.2          Grant Restrictions. Any person who is not an Employee on the effective date of the grant of an Equity Incentive Award to such person may be granted only a Nonstatutory Stock Option or Restricted Stock Award. An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee shall be deemed granted effective on the date such person commences Service with a Participating Company, with an exercise price determined as of such date in accordance with Section 6.1.

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5.3          Fair Market Value Limitation. To the extent that Options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Grantee for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portions of such options which exceed such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section 5.3, Options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a different limitation from that set forth in this Section 5.3, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section 5.3, the Grantee may designate which portion of such Option the Grantee is exercising. In the absence of such designation, the Grantee shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Separate certificates representing each such portion shall be issued upon the exercise of the Option.

6.           Terms and Conditions of Equity Incentive Awards.

Equity Incentive Awards shall be evidenced by Equity Incentive Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Board shall from time to time establish. No Equity Incentive Award or purported Equity Incentive Award shall be a valid and binding obligation of the Bank Holding Company unless evidenced by a fully executed Equity Incentive Award Agreement. Equity Incentive Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1          Exercise Price. The purchase price for Stock issued under each Restricted Stock Award and the exercise price for each Option shall be established in the discretion of the Board; provided, however, that (a) the exercise price per share for an Option shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option, and (b) no Incentive Stock Option granted to a Ten Percent Owner Grantee shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

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6.2          Exercisability, Term, and Vesting.

(a)          Exercisability and Term. Options shall be exercisable at such time or times, or upon such event or events, and all Equity Incentive Awards shall be subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Board and set forth in the Equity Incentive Award Agreement evidencing such Equity Incentive Award; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner Grantee shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, and (c) no Option granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service with a Participating Company. Subject to the foregoing, unless otherwise specified by the Board in the grant of an Option, any Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

(b)          Vesting. Except as otherwise expressly provided in this Plan, or in the Equity Incentive Award Agreement pursuant to which such Stock was optioned or granted to the Grantee, all Stock optioned or granted pursuant to any Equity Incentive Award shall be Unvested Stock, and shall remain Unvested Stock until such Stock becomes Vested Stock in accordance with this Plan and, if applicable, such Equity Incentive Award Agreement. All Vested Stock shall remain subject to the non-lapsing forfeiture provisions set forth in Subsections (d), (e) and (f) of this Section, in any other section of this Plan, and if applicable, in the Equity Incentive Award Agreement pursuant to which such Stock was optioned or granted to the Grantee. In furtherance of the foregoing, and not by way of limitation, and except as otherwise expressly provided in this Plan, or in the Equity Incentive Award Agreement pursuant to which such Stock was optioned or granted to the Grantee, the following vesting and forfeiture requirements shall apply to all Equity Incentive Awards granted under this Plan:

(i)          Zero (0.00) shares of Stock optioned or granted under any Equity Incentive Award shall become Vested Stock on the date such Equity Incentive Award is granted (the “Grant Date”); and

(ii)         Commencing upon the first anniversary of the Grant Date, and subject to the non-lapsing forfeiture provisions and accelerated vesting provisions set forth in the Plan and (to the extent applicable) in the Equity Incentive Award Agreement pertaining to the Equity Incentive Award, a portion of the Unvested Stock optioned or granted pursuant to such Equity Incentive Award that equals (in the cumulative aggregate) one-twelfth (1/12) of thirty-three and one-third percent (33 and 1/3%) of the total number of shares of Stock optioned or granted under such Equity Incentive Award, shall become Vested Stock for each complete calendar month that has fully expired subsequent to the Grant Date and prior to that time; in each case to the nearest whole share. There shall be no pro-rated vesting during the time-period from the Grant Date until the first anniversary of the Grant Date.

(c)          Except as otherwise set forth in the Plan or (to the extent applicable) in the Equity Incentive Award Agreement pertaining to the Equity Incentive Award, if:

(i)          a Grantee’s Service is terminated for any reason other than a Termination After Change in Control, including for avoidance of doubt (x) any termination with or without cause, (y) any termination due to death or disability of the Grantee, or (z) any termination resulting from retirement or resignation for whatever reason by the Grantee;

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(ii)         any event occurs which, absent the application of this Subsection (c), would result in an Involuntary Transfer of Stock optioned or granted pursuant to the Equity Incentive Award; or

(iii)        the Grantee violates Subsections (d) or (e) below;

then the Grantee shall automatically, and without the requirement for any action on the part of the Bank Holding Company or the Grantee, forfeit all Stock optioned or granted pursuant to any Equity Incentive Award which is not at such time Vested Stock; and any Option to acquire such Unvested Stock shall be automatically cancelled; and in the case of Unvested Stock granted pursuant to a Restricted Stock Award, all such Unvested Stock shall be deemed to have been tendered to the Bank Holding Company by the Grantee for repurchase at the price of $0.001 per share of Unvested Stock (the “Purchase Price”), repurchased by the Bank Holding Company for the Purchase Price, and cancelled, in each case without the requirement for any action on the part of the Bank Holding Company or the Grantee to effect such deemed tender, repurchase and cancellation. Bank Holding Company shall have no obligation to make any payment to Grantee as a result of any such forfeiture and cancellation of Unvested Stock or Options for Unvested Stock; and Bank Holding Company shall be entitled, without the requirement of any action on the part of the Grantee, to record the cancellation of the terminated Option or forfeited Restricted Stock Award on the records of the Bank Holding Company.

(d)          In consideration for the grant of each Equity Incentive Award (and whether or not any Stock optioned or granted pursuant to such Equity Incentive Award shall become Vested Stock), Grantee agrees that, during the period of Grantee’s Service with the Bank Holding Company, Grantee will devote his or her occupational time and attention to the business and affairs of the Bank Holding Company as reasonably requested by the Board. Not in limitation of the foregoing, Grantee will not, without the Bank Holding Company's express written consent, engage in any other employment or business activity directly related to or in competition with the business in which the Bank Holding Company is now involved or becomes involved, nor will Grantee engage in any other activities which conflict with Grantee’s obligations to the Bank Holding Company; provided, however, that Grantee shall not be in violation of this Subsection (d) as a result of disability or illness suffered by Grantee, or other employment engaged in by the Grantee, so long as such employment is approved in writing by the Bank Holding Company, is not competitive with the business in which the Bank Holding Company is at the time engaged and doesn't conflict with Grantee's obligation described in the second sentence of this Subsection (d).

(e)          For the period of Service with the Bank Holding Company and, unless prohibited by applicable law, for twelve (12) months after the date the Grantee’s Service with the Bank Holding Company ends, Grantee will not:

(i)          approach or induce employees of or consultants to the Bank Holding Company or any of its subsidiaries or affiliates to join with Grantee in any capacity, direct or indirect, in any business in which Grantee may be or become interested whether or not competitive with the Bank Holding Company; or

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(ii)         solicit customers, clients or partners of, or vendors or suppliers to, the Bank Holding Company in competition with the Bank Holding Company.

If any restriction set forth in this subsection (e) is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

(f)          Notwithstanding any other provisions of this Plan or of any Equity Incentive Awards or Equity Incentive Award Agreements, each Grantee acknowledges and irrevocably agrees, as a condition of issuance of any such Equity Incentive Awards to such Grantee, that any federal or state regulator having the authority to do so pursuant to applicable laws or regulations, or having the authority to do so pursuant to the provisions of any agreement with the Bank Holding Company or Subsidiary Corporation, may direct the Bank Holding Company to require each Grantee to forfeit the Grantee’s rights under any and all such Equity Incentive Awards and under any and all such Equity Incentive Award Agreements, including without limitation (i) as a result of the capital of the Bank Holding Company or any Subsidiary Corporation falling below the minimum requirements, or (ii) as a result of the Bank Holding Company or any Subsidiary Corporation defaulting under or failing to comply with any terms of any applicable agreement with such regulator, in each case, as determined by such regulator, in which case, any and all such Equity Incentive Awards and any and all such Equity Incentive Award Agreements shall automatically be void, without the requirements of any further action on the part of the Bank Holding Company, or any surrender of any such Equity Incentive Awards or any such Equity Incentive Award Agreements, and the Bank Holding Company shall record on its permanent records that such Equity Incentive Awards and Equity Incentive Award Agreements have been voided as of the date any such regulator gives any such direction to the Bank Holding Company.

6.3          Payment of Purchase or Exercise Price.

(a)          Forms of Consideration Authorized. Except as otherwise provided below, payment of the purchase or exercise price for the number of shares of Stock being purchased pursuant to any Restricted Stock Award or Option shall be made (i) in cash, by check or cash equivalent, (ii) by tender to the Bank Holding Company, or attestation to the ownership, of shares of Stock owned by the Grantee having a Fair Market Value (as determined by the Bank Holding Company without regard to any restrictions on transferability applicable to such stock by reason of federal or state securities laws or agreements with an underwriter for the Bank Holding Company) not less than the purchase or exercise price, (iii) by delivery of a properly executed notice together with irrevocable instructions to a broker providing for the assignment to the Bank Holding Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the purchase of Stock pursuant to a Restricted Stock Award or the exercise of an Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv)  in the Bank Holding Company’s sole discretion at the time the Stock is purchased pursuant to a Restricted Stock Award or an Option is exercised, by delivery of the Grantee’s promissory note in a form approved by the Bank Holding Company for the aggregate exercise price, provided that, so long as the Bank Holding Company is incorporated in the State of Delaware or any other jurisdiction that requires the cash payment of the par value of such Stock, the Grantee shall pay in cash that portion of the aggregate exercise price not less than the par value of the shares being acquired, (v) by such other consideration as may be approved by the Board from time to time to the extent permitted by applicable law, or (vi) by any combination thereof. The Board may at any time or from time to time, by approval of or by amendment to the standard forms of Equity Incentive Award Agreement described in Section 7, or by other means, grant Equity Incentive Awards which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

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(b)          Limitations on Forms of Consideration.

(i)          Tender of Stock. Notwithstanding the foregoing, the purchase price for Stock issuable under a Restricted Stock Award may not be paid, and an Option may not be exercised, by tender to the Bank Holding Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Bank Holding Company’s stock. Unless otherwise provided by the Board, the purchase price for Stock issuable under a Restricted Stock Award may not be paid, and an Option may not be exercised, by tender to the Bank Holding Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Grantee for more than six (6) months or were not acquired, directly or indirectly, from the Bank Holding Company.

(ii)         Cashless Exercise. The Bank Holding Company reserves, at any and all times, the right, in the Bank Holding Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Equity Incentive Awards by means of a Cashless Exercise.

(iii)        Payment by Promissory Note. No promissory note shall be permitted if the payment of the purchase price for Stock issuable under a Restricted Stock Award using a promissory note, or the exercise of an Option using a promissory note would be a violation of any law, regulation or rule, including, without limitation, any rule promulgated by the Board of Governors of the Federal Reserve System. Any permitted promissory note shall be on such terms as the Board shall determine at the time the Equity Incentive Award is granted. The Board shall have the authority to permit or require the Grantee to secure any promissory note used to purchase stock issuable under a Restricted Stock Award or to exercise an Option with the shares of Stock acquired pursuant to the Restricted Stock Award or upon the exercise of the Option, or with other collateral acceptable to the Bank Holding Company. Unless otherwise provided by the Board, if the Bank Holding Company at any time is subject to the regulations promulgated by the Board of Governors of the Federal Reserve System or any other governmental entity affecting the extension of credit in connection with the Bank Holding Company’s securities, any promissory note shall comply with such applicable regulations, and the Grantee shall pay the unpaid principal and accrued interest, if any, to the extent necessary to comply with such applicable regulations.

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6.4          Tax Withholding. The Bank Holding Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable upon the exercise of a Equity Incentive Award, or to accept from the Grantee the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Bank Holding Company, equal to all or any part of the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to such Equity Incentive Award or the shares acquired upon the grant or exercise thereof. Alternatively or in addition, in its discretion, the Bank Holding Company shall have the right to require the Grantee, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise, to make adequate provision for any such tax withholding obligations of the Participating Company Group arising in connection with the Equity Incentive Award or the shares acquired upon the grant or exercise thereof. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates. The Bank Holding Company shall have no obligation to deliver shares of Stock or to release shares of Stock from an escrow established pursuant to the Equity Incentive Award Agreement until the Participating Company Group’s tax withholding obligations have been satisfied by the Grantee.

6.5          Repurchase Rights. Shares issued under the Plan may be subject to a right of first refusal, one or more repurchase options, or other conditions and restrictions as determined by the Board in its discretion at the time the Equity Incentive Award is granted. The Bank Holding Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Bank Holding Company. Upon request by the Bank Holding Company, each Grantee shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Bank Holding Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

6.6          Effect of Termination of Service on Exercisability of Option.

(a)          Option Exercisability. Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Board in the grant of an Option and set forth in the Option Agreement, an Option shall be exercisable after a Grantee’s termination of Service only during the applicable time period determined in accordance with this Section 6.6 and thereafter shall terminate.

(i)          Disability. If the Grantee’s Service with the Participating Company Group terminates because of the Disability of the Grantee, the Option, to the extent unexercised and exercisable on the date on which the Grantee’s Service terminated, may be exercised by the Grantee (or the Grantee’s guardian or legal representative) at any time prior to the expiration of twelve (12) months after the date on which the Grantee’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Option Agreement evidencing such Option (the “Option Expiration Date”).

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(ii)         Death. If the Grantee’s Service with the Participating Company Group terminates because of the death of the Grantee, the Option, to the extent unexercised and exercisable on the date on which the Grantee’s Service terminated, may be exercised by the Grantee’s legal representative or other person who acquired the right to exercise the Option by reason of the Grantee’s death at any time prior to the expiration of twelve (12) months after the date on which the Grantee’s Service terminated, but in any event no later than the Option Expiration Date. The Grantee’s Service shall be deemed to have terminated on account of death if the Grantee dies within three (3) months after the Grantee’s termination of Service.

(iii)        Termination After Change in Control. Except as otherwise specified in an Option Agreement, if the Grantee’s Service with the Participating Company Group ceases as a result of Termination After Change in Control, then (1) the Option, to the extent unexercised and exercisable on the date on which the Grantee’s Service terminated, may be exercised by the Grantee at any time prior to the expiration of three (3) months after the date on which the Grantee’s Service terminated, but in any event no later than the Option Expiration Date, and (2) any unexercisable or unvested portion of the Option shall become fully vested and exercisable as of the date on which the Grantee’s Service terminated.

(iv)        Other Termination of Service. If the Grantee’s Service with the Participating Company Group terminates for any reason, except Disability, death or Termination After Change of Control, the Option, to the extent unexercised and exercisable by the Grantee on the date on which the Grantee’s Service terminated, may be exercised by the Grantee at any time prior to the expiration of three (3) months after the date on which the Grantee’s Service terminated, but in any event no later than the Option Expiration Date.

(b)          Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of an Option within the applicable time periods set forth in Section 6.6(a) is prevented by the provisions of Section 10 below, the Option shall remain exercisable until three (3) months (or such longer period of time as determined by the Board, in its discretion) after the date the Grantee is notified by the Bank Holding Company that the Option is exercisable, but in any event no later than the Option Expiration Date.

(c)          Extension if Grantee Subject to Section 16(b). Notwithstanding the foregoing, if a sale within the applicable time periods set forth in Section 6.6(a) of shares acquired upon the exercise of the Option would subject the Grantee to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Grantee would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Grantee’s termination of Service, or (iii) the Option Expiration Date.

6.7          Transferability of Options. During the lifetime of the Grantee, an Option shall be exercisable only by the Grantee or the Grantee’s guardian or legal representative. No Option shall be assignable or transferable by the Grantee, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Board, in its discretion, and set forth in the Option Agreement evidencing such Option, a Nonstatutory Stock Option shall be assignable or transferable subject to the applicable limitations, if any, described in Rule 701 under the Securities Act, and the General Instructions to Form S-8 Registration Statement under the Securities Act.

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6.8          Joinder of Stockholder Agreements. Notwithstanding any provision of this Plan, any Equity Incentive Award, or any Equity Incentive Award Agreement to the contrary, no Stock shall be issued to a Grantee upon the exercise of any Option or the grant of any Restricted Stock Award unless and until the Grantee has executed and delivered to the Bank Holding Company, in such form as the Bank Holding Company shall then require, all such documents as the Bank Holding Company deems to be necessary or appropriate to make the Grantee a party to each stockholder agreement, investors’ rights agreement, right of first refusal and co-sale agreement, or other agreement to which the Bank Holding Company is then a party, and which obligates the Bank Holding Company to make holders of the Bank Holding Company’s Stock a party. Any Stock issued to a Grantee in contravention of this Section 6.8 shall, at the Bank Holding Company’s option, be voidable; provided, however, that the Grantee shall be given a reasonable opportunity to comply with the requirements of this Section 6.8 prior to any Stock award being so voided.

7.           Standard Forms of Equity Incentive Award Agreements.

7.1          Equity Incentive Award Agreements. Unless otherwise provided by the Board at the time the Option or Restricted Stock Award is granted, an Option or Restricted Stock Award shall comply with and be subject to the terms and conditions set forth in the form of Option Agreement or form of Restricted Stock Agreement approved by the Board concurrently with its adoption of the Plan and as amended from time to time.

7.2          Authority to Vary Terms. The Board shall have the authority from time to time to vary the terms of any standard form of Option Agreement or form of Restricted Stock Agreement described in this Section 7 either in connection with the grant or amendment of an individual Option or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Option Agreement or form of Restricted Stock Agreement are not inconsistent with the terms of the Plan.

8.           Change in Control.

8.1          Definitions.

(a)          An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Bank Holding Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Bank Holding Company of more than fifty percent (50%) of the voting stock of the Bank Holding Company; (ii) a merger or consolidation in which the Bank Holding Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Bank Holding Company; or (iv) a liquidation or dissolution of the Bank Holding Company.

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(b)          A “Change in Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) wherein the stockholders of the Bank Holding Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Bank Holding Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Bank Holding Company or the corporation or corporations to which the assets of the Bank Holding Company were transferred (the “Transferee Corporation(s)”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Bank Holding Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Bank Holding Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

8.2          Effect of Change in Control on Options. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiring Corporation”), may either assume the Bank Holding Company’s rights and obligations under outstanding Options or substitute for outstanding Options substantially equivalent options for the Acquiring Corporation’s stock. For purposes of this Section 8.2, an Option shall be deemed assumed if, following the Change in Control, the Option confers the right to purchase in accordance with its terms and conditions, for each share of Stock subject to the Option immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) to which a holder of a share of Stock on the effective date of the Change in Control was entitled. In the event the Acquiring Corporation elects not to assume or substitute for outstanding Options in connection with a Change in Control, the exercisability and vesting of each outstanding Option shall be accelerated in full as of the date ten (10) days prior to the date of the Change in Control, provided that the Grantee’s Service has not terminated prior to such date. In addition, if the Acquiring Corporation is a mutual bank, mutual holding company, credit union, or any other type of financial institution or other organization that does not have stockholders, the exercisability and vesting of each outstanding Option shall be accelerated in full as of the date ten (10) days prior to the date of the Change in Control, provided that the Grantee’s Service has not terminated prior to such date. The exercise or vesting of any Option that was permissible solely by reason of this Section 8.2 shall be conditioned upon the consummation of the Change in Control. Any Options which are neither assumed or substituted for by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control. Notwithstanding the foregoing, shares acquired upon exercise of an Option prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of the Option Agreement evidencing such Option except as otherwise provided in such Option Agreement. Furthermore, notwithstanding the foregoing, if the Change in Control results from an Ownership Change Event described in Section 8.1(a)(i) and the Bank Holding Company is the surviving or continuing corporation and immediately after such Change in Control less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the outstanding Options shall not terminate unless the Board otherwise provides in its discretion.

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9.           Provision of Information.

Each Grantee shall be given access to information concerning the Bank Holding Company equivalent to that information generally made available to the Bank Holding Company’s common stockholders.

10.          Compliance with Securities Law.

The grant of Options and Restricted Stock Awards and the issuance of shares of Stock upon exercise of Options shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities. Options may not be exercised if the issuance of shares of Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Option may be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (b) in the opinion of legal counsel to the Bank Holding Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Bank Holding Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Bank Holding Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Bank Holding Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of any Option, the Bank Holding Company may require the Grantee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Bank Holding Company.

11.          Termination or Amendment of Plan.

The Board may terminate or amend the Plan at any time. However, subject to changes in applicable law, regulations or rules that would permit otherwise, without the approval of the Bank Holding Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Bank Holding Company’s stockholders under any applicable law, regulation or rule. No termination or amendment of the Plan shall affect any then outstanding Equity Incentive Award unless expressly provided by the Board. In any event, no termination or amendment of the Plan may adversely affect any then outstanding Equity Incentive Award without the consent of the Grantee, unless such termination or amendment is required to enable an Option designated as an Incentive Stock Option to qualify as an Incentive Stock Option or is necessary to comply with any applicable law, regulation or rule.

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12.          Stockholder Approval.

The Plan or any increase in the maximum aggregate number of shares of Stock issuable thereunder as provided in Section 4.1 (the “Authorized Shares”) shall be approved by the stockholders of the Bank Holding Company within twelve (12) months of the date of adoption thereof by the Board. Options granted prior to stockholder approval of the Plan or in excess of the Authorized Shares previously approved by the stockholders shall become exercisable no earlier than the date of stockholder approval of the Plan or such increase in the Authorized Shares, as the case may be.

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PLAN HISTORY

April 8, 2015	Board approves and adopts Plan, subject to stockholder ratification and approval, with an initial reserve of 70,000 shares of Stock.

June 22, 2015	Stockholders ratify and approve Plan with an initial reserve of 70,000 shares of Stock.